Exhibit 6.4

VESTIBLE MASTER BRAND AGREEMENT

This Vestible Brand Agreement is entered into as of ________________ (“Effective Date”) by and between Vestible, Inc. (“Vestible”), on the one hand, and _______________________ (“Participant”) on the other hand. Each of Participant and Vestible are also referred to herein as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, Vestible, through licensed third parties, intends to provide access to a trading platform through which investors may buy and sell equity intended to be linked to the value and performance of an individual’s brand;

WHEREAS, Vestible desires to acquire an interest in Participant’s Brand Income (as defined below), using proceeds of an offering of equity securities conducted by Vestible or a Series (as defined below), pursuant to Regulation A or other exemption from registration under the Securities Act, all pursuant to the terms and conditions of this Agreement; and

WHEREAS, Participant desires to sell to Vestible an interest in Participant’s Brand Income pursuant to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of good and valuable consideration as set forth in this Agreement, the Parties do hereby agree as follows:

1. Defined Terms.

The following terms have the meanings specified or referred to in this Section 1:

“Additional Fee” means 30% of the Licensing and Technology Fee received by Vestible that is attributable to the Series, as set forth in Section 3.2 of the Vestible Brand Agreement Standard Terms and Conditions attached hereto as Exhibit A.

“Affiliate” means, with respect to any specified Person, any Person that directly or indirectly Controls, or is under common Control with, or is Controlled by, such specified Person.

“Agreement” means this Vestible Brand Agreement, together with all exhibits, schedules and related documents attached hereto or referenced herein, including:

Exhibit A: Standard Terms and Conditions;

Exhibit B: Closing Certificate;

Exhibit C: Form of Irrevocable Payment Instructions;

Exhibit D: Quarterly Report;

Exhibit E: Spousal Consent; and

Exhibit F: Publicity Agreement, Ambassador Services, & Release.

“Brand Amount” means an amount equal to the product obtained by multiplying (a) any and all Brand Income earned by Participant (whether or not contracted or paid through any third party for or on behalf of Participant, such as a personal services corporation, agency, or otherwise) during the Term by (b) the Brand Percentage; provided, however, to the extent any League collective bargaining agreement or League rule, regulation or policy prohibits the direct application of the Brand Income calculation, the definition of Brand Amount shall be deemed to simply represent a figure calculated by determining the Brand Income amount and multiplying that by the Brand Percentage.

“Brand Percentage” means 1%.

“Brand Income” means an amount equal to any and all Gross Monies, other than Excluded Income, payable to Participant after the Effective Date as a result of Participant’s activities on the Field in their professional sport.

“Brand Income Contract” means any Contract to which Participant is compensated or becomes a party that is compensated, or under which Participant is obligated to perform and is compensated, or from which Participant receives any benefit, and in each case which is in the Field and is compensated, other than Contracts excluded in their entirety (if any).

“Closing” has the meaning set forth in Section 2.1.

“Contract” means any contract, commitment, or other arrangement or understanding (and all amendments and supplements thereto), whether written or oral.

“Control” (including, with its correlative meanings, “Controlled by” and “under Common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Effective Date” means the date as set forth in the preamble to this Agreement.

“Excluded Income” means as described on Schedule 1 attached to this Agreement.

“Fee” means an amount equal to 80% of the Gross Proceeds of the Offering.

“Field” means any activities in or substantially related to the Principal Business, including Participant’s employment as a Professional Athlete

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Good Reason” means Participant’s resignation from his employment as a Professional Athlete for any of the following reasons: (a) Participant suffers or sustains a Major Injury which renders Participant incapable of performing as a Professional Athlete; or (b) Participant suffers or sustains a Major Injury after the Closing and a qualified medical physician (depending on the nature of the Major Injury) advises Participant that as a result thereof Participant is putting his physical health at substantial risk (i.e., a risk that is substantially greater than simply by virtue of Participant’s participation as a Professional Athlete) by continuing to perform as a Professional Athlete.

“Gross Monies” means any and all gross monies or other consideration of any type, including salaries, earnings, fees, royalties, bonuses, shares of profit, shares of stock, partnership interests, percentages and the total amount paid to Participant, and/or received by Participant or Participant’s heirs, executors, administrators or assigns, or by any other Person on Participant’s behalf for performing on the field as a professional athlete, net of (a) any reasonable and documented out-of-pocket legal fees incurred by Participant in connection with securing, negotiating or preparing any Brand Income Contract which are not reimbursed or reimbursable, including pursuant to the terms of such Brand Income Contract, (b) any reasonable and documented travel, lodging and per diem expenses incurred by Participant or Participant’s representatives in connection with securing any Brand Income Contract, not to exceed Two Thousand Dollars ($2,000) per Brand Income Contract, to the extent actually paid by Participant and not reimbursed or reimbursable, including pursuant to the terms of such Brand Income Contract, and (c) self-employment taxes to which Participant is subject in connection with the receipt of such amounts or items to the extent that such amounts or items constitute Brand Income; but in each case, prior to the deduction or withholding of (x) any amounts payable to any third party (e.g., agency commissions), (y) any voluntary or personal deductions (e.g., contributions to retirement funds), or (z) any taxes required to be deducted or withheld by any federal, state or local government authority based on the net income of Participant (but excluding any deduction or withholding for payroll, Medicare or FICA taxes or other deductions or payments required to be made to any federal, state or local government authority).

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“Gross Proceeds” means an amount equal to the gross cash proceeds received by Vestible or a Series resulting from the Offering.

“League” means the National Football League and its successors and assigns.

“Licensing and Technology Fee” has the meaning set forth in Section 3.2 of the Vestible Brand Agreement Standard Terms and Conditions attached hereto as Exhibit A.

“Major Injury” means any injury, illness or medical condition sustained or incurred after the Closing.

“Nonrecurring Brand Income” means the Brand Income payable to Participant under any Brand Income Contract pursuant to which Participant is only entitled to receive a single payment under such Brand Income Contract.

“Offering” means an offering of the Series to the public pursuant to the Offering Statement.

“Offering Statement” means an offering statement for the Series on Form 1-A filed with the SEC.

“Participant” has the meaning set forth in the preamble to this Agreement.

“Participant Bank Account” means such account maintained by Participant with a third-party custodian in which the Fee and the Additional Fee are deposited.

“Participant’s Persona” means Participant’s name, voice, likeness, image, caricature, biography, signature (including facsimile signature), personal talents, or live, photographed or recorded performance.

“Party” and “Parties” has the meaning set forth in the preamble to this Agreement.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

“Personal Information Schedule” refers to the schedule of information provided by Participant to Vestible in a separate document to this Agreement as of the Effective Date.

“Principal Business” means the sport played by the participant, at the professional, college or other level, regardless of the country in which it is played or the league, association or other governing body as applicable, or other profession of the Participant pursuant to which the Participant’s Brand Income is derived.

“Professional Athlete” means a professional football player.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series” means a registered series in a master limited liability company to be established by Vestible, to which the rights of this Agreement will be assigned and is intended to be linked to the value of the Brand Amount.

“Term” has the meaning set forth in Section 5.

“Termination Date” has the meaning set forth in Section 4.

“Terms and Conditions” means the Vestible Brand Agreement Standard Terms and Conditions in the form attached to this Agreement as Exhibit A.

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1. Offering.

1.1. Subject to the terms and conditions of this Agreement, Vestible will use commercially reasonable efforts to conduct the Offering as promptly as practicable after the Effective Date.

1.2. Vestible hereby represents, warrants and covenants, as applicable, that following the Offering (if it occurs) it will use reasonable efforts to cause the Series to be publicly traded on an exchange or alternative trading system registered with the SEC.

1.3. Upon written request from Participant from time to time after the commencement of the Offering, Vestible shall provide to Participant reasonable information regarding the progress in connection with the Offering and demand for the Series.

2. Closing.

2.1. The consummation of the Offering (the “Closing”) shall occur on such date as shall be reasonably determined by Vestible.

2.2. Upon Closing, Participant will execute and provide to Vestible a written certification in the form attached as Exhibit B.

3. Brand Amount; Assignment for Security.

3.1. Participant shall pay to Vestible an amount of cash equal to the Brand Amount, subject and pursuant to the terms of Section 4.1 of the Terms and Conditions. To secure Vestible’s right to receive the payment equal to the Brand Amount, to the maximum extent permitted under applicable law in effect from time to time, Participant hereby assigns (as and when earned), or will assign when Participant has an assignable interest in any future Brand Amounts, to Vestible, all right, title and interest in and to the Brand Amount. Participant agrees to have all Brand Amounts automatically deposited via direct wire deposit into the wire account specified by Vestible.

3.2. Prior to receipt of any Brand Income (other than Nonrecurring Brand Income) after the Closing, except as otherwise agreed to in writing by Vestible (email correspondence from the CEO, Chief Financial Officer or Chief Legal Officer of Vestible is acceptable), Participant shall (a) execute and deliver to each payor of Brand Income under all contracts existing at such time an irrevocable payment instruction in the form attached as Exhibit C, and (b) execute and deliver such additional documents or take such other actions as reasonably requested by Vestible to effectuate and perfect an assignment by Participant of the Brand Amount to secure Participant’s payment obligations to Vestible hereunder. To the extent that (x) any part of the Brand Amount is resulting from Nonrecurring Brand Income, (y) it is not commercially practical, without unreasonable burden to Participant, for installments of the Brand Amount to be delivered directly to Vestible, or (z) any assignment of the Brand Amount (or any portion thereof) is deemed invalid or not enforceable, then such installments of the Brand Amount shall be received by Participant as agent for Vestible, and Participant shall pay and deliver such installments of the Brand Amount to Vestible promptly after the receipt of the corresponding Brand Income by Participant (but in no event later than the fifteenth (15th) day following the receipt of such Brand Income) pursuant to the timing and other terms as set forth in Section 4.1 of the Terms and Conditions.

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4. Early Retirement.

4.1. Claw Back. If Participant voluntarily resigns from his employment as a Professional Athlete in the League at any time prior to the second anniversary of the Closing for any reason other than Good Reason (such date of resignation, the “Termination Date”), Participant shall pay to Vestible, not later than thirty (30) days following the Termination Date, an amount equal to (a) the Fee, minus (b) all Brand Amounts previously paid to Vestible.

4.2. Dispute Resolution. In the event of any dispute between Vestible and Participant concerning whether there is Good Reason for any resignation by Participant from his employment as a Professional Athlete, then the Parties shall engage in informal, good faith discussions and attempt to resolve such dispute. If the Parties are unable to resolve such dispute, then existence of Good Reason shall be determined by a qualified physician selected by agreement of the Parties or, if no agreement can be reached, then each Party shall select a physician qualified in the field applicable to the claimed Good Reason, and those two physicians shall select a third physician qualified in such field to make the final and binding determination regarding such claimed Good Reason.

5. Limited Brand Income Encumbrances.

5.1. Without Vestible’s prior written approval, Participant shall not enter into any other arrangement similar to this Agreement (i.e., pursuant to which Participant receives compensation in exchange for a portion of Participant’s future Brand Income) with respect to any portion of the Brand Income.

5.2. Term. The term of this Agreement shall commence as of the Effective Date and shall continue until the earlier of: (i) Participant’s retirement from the game, or (ii) exclusion from a 53-man roster for twenty-four (24) consecutive months, unless and until terminated pursuant to the terms of this Agreement (the “Term”). The provisions set forth in Section 4 shall survive any such termination.

5.3. Notices. All notices, requests, consents and other communications required or given by the Parties hereunder shall be in writing and shall be deemed to be delivered (a) on the date delivered, if personally delivered or transmitted via facsimile or electronic mail with return confirmation of such transmission; (b) on the business day after the date sent, if sent by recognized overnight courier service and (c) on the fifth day (or on the next business day thereafter if such fifth day is not a business day) after the date sent, if mailed by first-class certified mail, postage prepaid and return receipt requested, to the addresses of the applicable Party set forth below:

If to Participant:

Name:

Street Address

City, ST, Zip code:

Email:

If to Vestible:

Vestible, Inc.

5440 W 110th St Ste. 300

Overland Park, KS 66211

Attention: Parker Graham, Chief Executive Officer

with a copy (which is required, but not alone sufficient, to constitute notice hereunder) to:

Polsinelli PC

Attn: Amanda Hart

900 W. 48th Place, Suite 900

Kansas City, MO 64112

Email: ahart@polsinelli.com

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6. Standard Terms and Conditions. The Parties agree to be bound by Vestible’s Standard Terms and Conditions attached hereto as Exhibit A (the “Terms and Conditions”), which are incorporated herein by this reference. Any reference in this Agreement or the Terms and Conditions to this “Agreement” shall be deemed to be a reference to this Agreement and the Terms and Conditions, taken as a whole.

Upon execution by both Participant and Vestible, this Agreement and the exhibits attached hereto shall constitute a binding commitment of the Parties, as the entire agreement and understanding between the Parties concerning the subject matter hereof and thereof, and shall supersede and replace all prior negotiations, proposed agreements, contracts, representations, correspondence, offers, proposals, and discussions, whether written or oral, express or implied, relating hereto or thereto.

[Signatures on following page]

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IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement as of the Effective Date referenced above.

PARTICIPANT:	VESTIBLE:

By:
Name:	Name:	Parker Graham
	Title:	Chief Executive Officer

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Schedule I

Excluded Income

1. All proceeds paid to Participant or the heirs, executors, administrators, successors and assigns of Participant solely with respect to any life, disability, or injury insurance policy or any insurance policy pertaining to Participant’s League roster status and/or corresponding income designation, purchased by Participant after the Effective Date.

2. All compensation from seasons prior to the Effective Date including, but not limited to, any performance-based pay amounts, or the equivalent thereof, earned prior to the Effective Date, or any supplemental cash benefits related to, arising from, or in any way connected with, the same, regardless as to when such compensation is paid.

3. Any reasonable reimbursement of incidental expenses actually incurred by Participant, including, without limitation, travel, lodging, per diem, and other incidental expenses, or the greater of: (a) the fair market value, or (b) actual cash receipts of any such items paid by a third party on Participant’s behalf.

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Exhibit A

Vestible Brand Agreement
Standard Terms and Conditions

1. General; Definitions; Interpretation.

These Vestible Brand Agreement Standard Terms and Conditions (these “Terms and Conditions”) are incorporated by reference into and made a part of that certain Brand Agreement between Vestible and Participant to which it is attached (the “Agreement”). Capitalized terms used in these Terms and Conditions and not otherwise defined herein, shall have the meaning set forth in the Agreement. In the event of any inconsistency or conflict between these Terms and Conditions and the Agreement to which these Terms and Conditions is attached, the terms of the Agreement shall govern.

2. Offering.

2.1. Offering. Vestible will use commercially reasonable efforts to conduct the Offering of the Series as promptly as practicable after the Effective Date. In connection with such Offering, Participant recognizes that Vestible shall have the sole and exclusive right to (and to authorize any other Person to) promote and offer for sale the Series in connection with the Offering.

2.2. Further Assurances; Credit Report Consent. Participant shall execute and deliver to Vestible such further documents, information, consents, forms, instruments, certificates, and other deliveries as Vestible shall reasonably request in writing to further effectuate the intentions of the Parties under this Agreement, or so Vestible can comply with any applicable legal requirements and Participant recognizes that Vestible will rely on information provided by Participant in the preparation and submission of the Offering Statement and materials to meet other reporting obligations as required by applicable law. Participant shall reasonably cooperate with Vestible, upon Vestible’s specific request, in connection with the offering, marketing and sales of the Offering and the Series; provided, that any such cooperation that would require any personal services on the part of Participant shall be at times and for durations mutually agreed to by Vestible and Participant; provided further, that any such personal services in the form of a personal appearance by Participant shall be on terms mutually agreed to by Vestible and Participant. Participant hereby consents to Vestible and its agents or representatives (i) obtaining reports of Participant’s credit records from time to time throughout the Term of this Agreement (as reasonably determined by Vestible and at Vestible’s sole cost and expense), and (ii) using the information from that report in connection with any due diligence related to Participant and the Offering, and reporting obligations under applicable law. Upon request by Participant, Vestible shall provide to Participant a copy of any report of Participant’s credit records that is received by Vestible.

2.3. Participant Name and Likeness. In addition to the rights granted to Vestible by Participant pursuant to Exhibit F, Vestible shall have the non-exclusive, irrevocable, fully paid, worldwide right to use and to authorize other Persons, as determined by Vestible, in its reasonable discretion, to use Participant’s Persona from the Effective Date, in accordance with the terms and conditions set forth herein, until the termination of this Agreement through any and all distribution channels in connection with its performance under the Agreement.

2.4. Participant Restrictions.

(i) No Promotion of Series. Except as otherwise expressly approved by Vestible in writing, Participant shall not, and shall not authorize any other Person to, solicit, promote, or offer the Series in connection with the Offering. To the extent that Participant receives unsolicited requests for information regarding the Offering or the Series, then except as otherwise expressly approved by Vestible in writing, Participant shall refer such inquiry to the Offering Statement or to one of the Underwriters of the Offering.

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(ii) No Assignment of Similar Rights. Participant has not and will not assign or grant to any other Person rights to receive a portion of Brand Income other than (a) as may be granted in the ordinary course of pursuing activities in the Principal Business (such as commissions payable to an agent, marketing representative, or financial advisors or legal fees paid to an attorney); (b) in a manner that will not conflict with the rights granted to Vestible, or the obligations of Participant, hereunder with respect to any installment payment of the Brand Amount, and (c) in an amount that would not violate any other terms of this Agreement.

3. Fees.

3.1. Payment of Fee. Within fifteen (15) days after the Closing of the Offering, Vestible shall deposit into the Participant Bank Account the Fee (and less any fees charged by any third party in connection with such transfer, such as bank fees).

3.2. Licensing and Technology Fee. Subsequent to the Closing of the Offering, Vestible expects to receive a fee from a third party in consideration for certain technology Vestible will license to that third party in support of the alternative trading system on which the Series interests are expected to be quoted (the “Licensing and Technology Fee”). In further consideration for the rights granted to Vestible under this Agreement, Vestible shall pay to Participant a fee equal to thirty percent (30%) of the Licensing and Technology Fee actually received by Vestible and that is attributable to the Series (the “Additional Fee”). Vestible shall deposit any such amount into the Participant Bank Account on a monthly basis.

4. Brand Amount.

4.1. Payment Terms.

(i) Direct Payment. Participant shall deliver an irrevocable payment instruction in the form attached as Exhibit C to the Agreement to each payor of Brand Income (other than Nonrecurring Brand Income), and otherwise use commercially reasonable efforts to ensure that the Brand Amount is assigned to Vestible and tdelivered directly to Vestible from each such payor of Brand Income. To the extent that direct payment from the source of the Brand Amount to Vestible is not commercially practical, without unreasonable burden on Participant, or any assignment of the Brand Amount is deemed invalid or not enforceable, then Participant shall comply with paragraph (ii) below and use commercially reasonable efforts to set up automated payments of installments of the Brand Amount through Participant’s banking relationships.

(ii) Alternative Payment; Timing. To the extent that it is not commercially practical, without unreasonable burden on Participant, for the Brand Amount to be delivered directly to Vestible from the payor of Brand Income, or any assignment of the Brand Amount is deemed invalid or not enforceable, then Participant shall receive such portion of the Brand Amount as agent for Vestible and will deliver such portion of the Brand Amount to Vestible as and when (or as promptly as practicable after) corresponding Brand Income is received by Participant; provided, however, that in no case shall any Brand Amount be delivered later than fifteen (15) days following receipt of funds by Participant (or any other Person on behalf of Participant) with respect to such payment.

(iii) Wire Transfer. Except as otherwise approved by Vestible in writing, each installment payment of the Brand Amount shall be made via wire transfer pursuant to the wire transfer instructions provided by Vestible to Participant in writing, as may be updated by Vestible from time to time; provided, however, that to the extent that any individual installment payment of the Brand Amount is less than $500, such amount may be paid via check.

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4.2. Additional Provisions.

(i) In the event that Participant is prohibited from making payment of any installment of the Brand Amount at the time when same is due and payable to Vestible hereunder by reason of any applicable laws, including currency regulations, Participant shall promptly so advise Vestible and Participant shall, upon Vestible’s request, deposit any such blocked funds to the credit of Vestible in a bank or banks or other depository institution as permitted by law and designated in writing by Vestible.

(ii) In the event that any payment due to Vestible hereunder is not paid in full by the applicable date due (unless there is a cure period, then by the date the cure period ends), then, without limiting any other rights or remedies of Vestible, Participant shall also pay to Vestible interest on such amount at the rate of the lesser of (a) the then current prime rate (as reported in the Wall Street Journal) plus three percent (3%) per year, compounded monthly, or (b) the maximum rate permitted by applicable law, measured from the later of: (A) the date such amount became past due, or (B) expiration of the cure period, until it is fully paid.

(iii) Participant acknowledges and agrees that Vestible may disclose to the public any material breach by Participant of this Agreement, including any intentional failure of Participant to pay any amounts as and when due hereunder (subject to applicable notice and cure periods contained herein); provided that, Vestible covenants and agrees not to make any such disclosure without first notifying Participant in writing and giving Participant a reasonable amount of time to cure such breach which shall be no less than ten (10) days, except that no such cure period is required in the event of at least two prior instances of a similar breach (with such notice provided in each instance) during the 12-month period prior to such breach.

4.3. Records. Participant shall, and shall cause its Affiliates to, maintain (until at least twelve months after termination of this Agreement), records of all Brand Income Contracts, receipts, invoices, reports and other documents relating to the Brand Income and Brand Amount for at least the then-current year and previous two (2) calendar years (or such longer period as may be required by law); provided that, the foregoing obligation shall not apply to any time period prior to the Effective Date

4.4. Audit Rights. Commencing upon the Effective Date and continuing through the date that is twelve (12) months after termination of this Agreement (“Audit Period”), Vestible or its authorized representatives shall have the right to inspect and make copies of the books and records of Participant (and its Affiliates) relating to the Brand Income Contracts, the Brand Income, and Brand Amount. Such audit shall be at Vestible’s sole cost and expense and shall not cover any period greater than the current year and previous two (2) calendar years at the time of such audit, provided that, if an audit reveals an underpayment of the Brand Amount by greater than five percent (5%) for the period being audited, then Participant shall reimburse Vestible for its reasonable and documented audit costs. In any case, either (a) Participant shall promptly pay to Vestible any underpaid amount, together with any interest thereon as provided in Section 4.2(ii) of these Terms and Conditions, or (b) Vestible shall promptly pay to Participant any overpaid amount together with interest at the same rate provided in Section 4.2(ii) of these Terms and Conditions; provided that, at Participant’s sole and exclusive election, Participant may set off against the immediately following installment payment of the Brand Amount an amount equal to such overpayment. Vestible shall have the sole discretion to audit Participant’s books, bank accounts, and records up to two (2) times per year during the Audit Period. Vestible shall provide Participant with reasonable advance written notice which shall be no less than seventy-two (72) hours that it will be conducting an audit, and any such audit shall be conducted during normal business hours.

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5. Information Rights; New Contracts.

5.1. Quarterly Reports and Meeting. Within ten (10) business days after the end of each calendar quarter during the Term, Participant and/or their Affiliates shall provide to Vestible a report in the form mutually agreed by the Parties with such template prepared and provided by Vestible (each a “Quarterly Report”), which shall detail all Brand Income earned during such quarter, detail the calculation of the Brand Amount for such quarter with respect to such Brand Income, and provide such additional information and certifications required to be included in the Quarterly Report, including such matters as specified in Exhibit D. Participant and Vestible will also have a Quarterly Meeting to discuss certain business matters in preparation for the subsequent quarter.

5.2. Material Change. Participant shall promptly provide written notice to Vestible if at any time after the Effective Date and during the Term of this Agreement, there occurs any condition, restriction, disability or obligation (whether physical, legal, or contractual) that will or could reasonably be expected to (i) prevent or materially interfere with Participant’s continued performance under any Brand Income Contract and/or participation in the Principal Business as a Professional Athlete, (ii) result in any of the representations or warranties made by the Participant in the Agreement to be untrue in any material respect; provided that, Participant shall not have any obligation to notify Vestible of the contents of any Brand Income Contract provided by Participant to Vestible, including the expiration of any contract pursuant to its terms.

5.3. Brand Income Contracts. Throughout the Term, Participant shall promptly (and in any case, no later than five (5) business days after the occurrence of the applicable event, and prior to any public announcement thereof) notify Vestible, in writing, and provide copies of all relevant documents and correspondence related to each such occurrence (including copies of all Brand Income Contracts), in the event that:

(i) Participant enters into any Brand Income Contract, including any amendments, modifications or supplements to an existing Brand Income Contract, after the Effective Date (“New Brand Income Contract”);

(ii) Participant receives any notice of termination, cancellation, breach or default under any Brand Income Contract;

(iii) Participant becomes aware of any event which, with the passage of time or the giving of notice or both, would result in any material default, breach or event of noncompliance by Participant under any Brand Income Contract;

(iv) Participant becomes aware that any other party to any Brand Income Contract is in material breach thereof or default thereunder; or

(v) There are any renegotiations of or outstanding rights to renegotiate any material amounts paid or payable to Participant under any of the Brand Income Contracts with any Person, or Participant receives any demand or request for such renegotiation.

5.4. New Brand Income Contracts. Upon the execution of a New Brand Income Contract, Participant shall be deemed to represent and warrant that such New Brand Income Contract is valid, binding and enforceable against Participant, and enforceable by Participant against the other parties thereto, in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally, and subject, as to enforceability, to the effect of general principles of equity, as may apply.

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5.5. Disclosure of Brand Income Contracts.

(i) Notwithstanding anything herein to the contrary, Vestible may publicly disclose the terms and conditions of any New Brand Income Contract, to the extent such disclosure is required in connection with any filing related to the Offering or the Series, as reasonably determined by Vestible upon advice of counsel in connection with such disclosure, and such disclosure does not violate any confidentiality provisions contained in such New Brand Income Contract.

(ii) Participant shall use reasonable efforts to cause each counterparty to a Brand Income Contract containing a legal, valid and binding confidentiality obligation of Participant existing as of the Effective Date (each, a “Confidential Brand Income Contract”), to consent to Vestible’s disclosure of the terms and conditions of such Confidential Brand Income Contract to the extent required by any governmental or quasi-governmental bodies or agencies, or self-regulatory organizations, including the SEC and FINRA; provided, that Vestible shall not make any disclosure of any terms or conditions of such an existing Confidential Brand Income Contract if such counterparty fails to so consent; provided further, that failure to obtain a counterparty’s consent with respect to an existing Confidential Brand Income Contract shall not in itself be a breach of this Agreement by Participant so long as Participant has complied with the terms of this paragraph. Participant shall use reasonable efforts to ensure that any necessary consents to permit disclosure of each New Brand Income Contract (subject to the terms and conditions of Section 6.5(i) herein) are obtained so that such disclosure will not result in any breach of any confidentiality obligation to any Person.

(iii) Vestible shall, in consultation with Participant, use best efforts to secure confidential treatment, or similar protection, with respect to any disclosure of any information contained in any New Brand Income Contract which could reasonably be expected to be sensitive to, or the confidential information of, any counterparty to such New Brand Income Contract.

(iv) From time to time, as Participant is negotiating or reviewing any potential Brand Income Contract (or any renewal of a Brand Income Contract), Vestible will respond to reasonable requests from Participant (including all relevant details with respect to such potential new or renewed Brand Income Contract) regarding whether or not the terms of such potential Brand Income Contract would be expected to be material and require disclosure pursuant to Section 6.5(i) of these Terms and Conditions, assuming such Brand Income Contract were executed at the time of such response. Participant may decide in its sole, exclusive, and absolute discretion whether or not to execute any potential Brand Income Contract (or any renewal of a Brand Income Contract).

5.6. Brand Income Statements. Concurrent with delivery of each Quarterly Report (as required by Section 5.1 of these Terms and Conditions), Participant shall also provide copies of all receipts, invoices, pay stubs, or other documents evidencing all Brand Income referenced in the applicable Quarterly Report.

5.7. Marital Status. Participant shall use reasonable efforts to secure the signature of Participant’s spouse, if any, on the spousal consent attached hereto as Exhibit E. In the event that Participant fails to secure such signature prior to the execution of this Agreement, and as a result a portion of the Brand Income of Participant is deemed “community property” or Participant’s spouse can otherwise claim legal ownership to any Brand Income, then Participant shall nonetheless be required to calculate and deliver any installment payments of the Brand Amount based on the entirety of the Brand Income (including any such portion thereof that is deemed to be such spouse’s share of community property or otherwise property of such spouse).

5.8. Additional Information. Participant shall provide to Vestible such additional information as Vestible shall reasonably request from time to time (in a reasonable amount of time after such request) in connection with the Brand Income and Participant’s participation in the Principal Business; provided, that Vestible shall use commercially reasonable efforts to limit any such requests to no more than once per calendar quarter.

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6. Taxes.

6.1. Related to the Fee and the Additional Fee. Participant shall be solely responsible for the payment of all taxes on the Fee and the Additional Fee payable to Participant. Vestible shall be entitled to deduct and withhold any amounts required by applicable law to be deducted and withheld from the Fee and the Additional Fee and such withheld amounts shall be treated as paid to Participant. Vestible shall not be required to indemnify or “gross up” Participant for any such amounts withheld. Participant will indemnify Vestible for and hold it harmless from and against any taxes of Participant, which may be sought against, imposed upon or suffered by Vestible or which Vestible may incur as a result of Vestible’s failure to deduct and withhold such taxes from the Fee or the Additional Fee payable under this Agreement.

6.2. Related to Brand Amounts. Vestible shall be solely responsible for the payment of all taxes on the Brand Amounts. Participant shall be entitled to deduct and withhold any amounts required by applicable law to be deducted and withheld from any installment payment of the Brand Amount. To the extent that any such installment payment of the Brand Amount is made directly from the payor to Vestible and a withholding obligation is imposed on Participant and Participant has no ability to withhold or cause the payor to withhold from such Brand Amounts the required amounts, then Vestible shall make a payment to Participant (for remittance to the applicable taxing authority), within five (5) business days after receipt of such installment payment, equal to the amount that Participant would have been entitled to deduct and withhold hereunder had such installment payment been made by the payor to Participant and subsequently remitted by Participant to Vestible. Any such withheld amounts, or amounts paid by Vestible to Participant for remittance to the applicable taxing authorities, shall be treated as having been paid to Vestible. Participant shall not be required to indemnify or “gross up” Vestible for any such amounts withheld. Vestible will indemnify Participant for and hold it harmless from and against any taxes of Vestible which may be sought against, imposed upon or suffered by Participant or which Participant may incur as a result of Participant’s failure to deduct and withhold such taxes from any installment payment of the Brand Amount to be delivered under this Agreement.

7. Participant Representations and Warranties. Participant hereby represents, warrants and covenants, as applicable, to Vestible that the statements contained in the Agreement, including in this Section 7, are and will be true and correct as of the Effective Date and throughout the Term (except only if a different time period is expressly provided).

7.1. Authority. Participant is free and authorized to enter into this Agreement, to make the covenants, representations and warranties contained herein and to grant the rights granted herein.

7.2. Binding Agreement. This Agreement constitutes a valid and binding obligation of Participant (and its successors and heirs), enforceable in accordance with its terms subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally, and subject, as to enforceability, to the effect of general principles of equity, as may apply. Participant and its successors and heirs, as applicable, will not challenge the validity or enforceability of this Agreement, or any portion thereof, in any action, proceeding, arbitration or otherwise.

7.3. No Conflict. Participant has not made nor will make any grant, license or assignment whatsoever, which will or could reasonably be expected to conflict with or impair the substantial enjoyment of the rights and privileges granted to Vestible hereunder; and, the execution and performance of this Agreement by Participant does not, and will not, violate or conflict with any agreement, arrangement, understanding or restriction, written or oral, between Participant and any other Person.

7.4. Brokerage. Except as expressly contemplated by this Agreement, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any contract to which Participant is a party or that is otherwise binding upon Participant.

7.5. Intellectual Property. No intellectual property provided by Participant to Vestible at any time in connection with this Agreement will violate the rights of privacy or publicity, constitute a libel or slander or infringe upon the copyright, literary, personal, private, civil, property or other rights of any Person.

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8. Vestible Representations and Warranties. Vestible represents, warrants and covenants, as applicable, to Participant, as of the Effective Date and throughout the Term:

8.1. Organization. Vestible is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

8.2. Authority. Vestible possesses all requisite corporate power and authority necessary to enter into and carry out the transactions contemplated by this Agreement.

8.3. Binding Agreement. This Agreement constitutes a valid and binding obligation of Vestible, enforceable in accordance with its terms subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally, and subject, as to enforceability, to the effect of general principles of equity, as may apply. Vestible will not challenge the validity or enforceability of this Agreement, or any portion thereof, in any action, proceeding, arbitration or otherwise.

8.4. No Conflict. The execution and performance of this Agreement by Vestible does not, and will not, violate or conflict with any agreement, arrangement, understanding or restriction, written or oral, between Vestible and any other Person.

8.5. Brokerage. Except as expressly contemplated by this Agreement, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any contract to which Vestible is a party or that is otherwise binding upon Vestible.

9. Confidentiality; Public Statements/Disclosures.

9.1. Confidentiality. Each Party agrees that the Confidential Information of the other Party will be maintained confidentially and will not be disclosed to any other Person except: (a) as may be required by law or to comply with a valid order of a court of competent jurisdiction, in which event the Party making such disclosure shall promptly notify the other Party and shall seek confidential treatment of such information; (b) to a Party’s employees, agents and representatives (including accountants, auditors, legal advisors, underwriters, etc.), provided that such recipients of the Confidential Information are bound by confidentiality obligations with respect to such disclosure; (c) in order to enforce such Party’s rights under this Agreement; or (d) if mutually agreed to by the Parties in writing or otherwise permitted under this Agreement. “Confidential Information” means all confidential, proprietary, or commercially sensitive data, materials and/or other information that is either identified as, or reasonably expected to be, confidential information. Confidential Information includes the existence of this Agreement and terms and conditions of this Agreement (until and then only to the extent that such is publicly disclosed by Vestible), and any other non-public information in connection with the Offering, Series, Participant, or Vestible or its Affiliates. This Section 9.1 shall survive the expiration or termination of this Agreement.

9.2. Public Statements. Participant will not issue any press release or public statement in connection with the execution of this Agreement, the Series and/or the Offering without Vestible’s prior written consent, which consent Vestible may withhold in its sole discretion. Vestible will not issue any press release or public statement in connection with this Agreement or which makes any reference to Participant, in each case, without Participant’s prior written consent, which consent will not be unreasonably withheld or delayed and shall be deemed granted if Participant fails to respond to any request for such consent within five (5) days after Vestible requests such consent in writing, in accordance with the notice requirements set forth in the Agreement.

9.3. Vestible Disclosures. Notwithstanding anything herein to the contrary, Vestible shall have the right to disclose the terms and conditions of this Agreement and/or any other information provided by Participant related to this Agreement or the Offering or Series (including Brand Income Contracts, subject to Section 6.5 of these Terms and Conditions), to the extent that such disclosure is required by applicable law in connection with any filing related to the Offering or the Series. Vestible shall, in consultation with Participant, use best efforts to secure confidential treatment, or similar protection, with respect to any disclosure of personal and confidential information provided by Participant, including the terms and conditions of this Agreement and such information as is provided in the Personal Information Schedule.

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10. Obligation to Negotiate. At any time after the Series either ceases to be listed on an exchange or “alternative trading system” or is converted into another security of Vestible or any of its Affiliates, Participant may deliver a written notice to Vestible (a “Discussion Notice”) requesting that Vestible engage in negotiations with Participant in good faith to terminate this Agreement (“Good Faith Negotiations”). The Parties shall be obligated to commence Good Faith Negotiations within thirty (30) days after Participant’s delivery of a Discussion Notice. Any termination of this Agreement shall only be on terms mutually agreed to in writing by the Parties.

11. Follow-On Offerings. Following the initial Offering, Vestible reserves the right, in its sole and absolute discretion, to offer additional securities related to the Series, whether by way of an offering pursuant to Regulation A or another offering exempt from registration pursuant to the Securities Act (a “Follow-On Offering”). Any such Follow-On Offering will be subject to the same terms and conditions as the Offering, including the payment of the Fee and the Additional Fee to the Participant.

12. Termination.

12.1. By Mutual Consent. This Agreement may be terminated by mutual written consent of Participant (or its successors and heirs) and Vestible.

12.2. By Either Party. Prior to the date of the Offering, this Agreement may be terminated by either Party by delivering thirty (30) days written notice of termination.

12.3. By Inability to Raise Funds. If Vestible is unable to raise sufficient funds for the Offering within a reasonable time before the scheduled Closing date (which in no event shall be less than two (2) weeks) and has indicated the same to Participant, Participant shall have the right to terminate this Agreement immediately.

12.4. Effect of Termination. Upon the effective date of termination, the rights and obligations of the Parties under this Agreement will cease, except for rights and obligations arising out of Sections 4, 6, 9, 14, 15, 16 and 17 of these Terms and Conditions (to the extent applicable).

13. Assignment.

13.1. The rights and obligations of Vestible under this Agreement will inure to the benefit of and will be binding upon the successors and assigns of Vestible, and Vestible shall have the right to assign its rights and delegate its obligations hereunder (a) in whole or in part to any Affiliate of Vestible (including the Series), and (b) in connection with a merger, acquisition, corporate restructuring, financing, sale of all or substantially all of its assets, or similar such transaction.

13.2. This Agreement is personal to Participant, and Participant does not have the right to assign this Agreement, whether by operation of law or otherwise, or to delegate any duties or obligations imposed upon Participant under this Agreement without Vestible’s prior written consent; except only that this Agreement shall be automatically assigned and binding on Participant’s successors and heirs upon the death of Participant; provided, that any assignment and assumption of this Agreement by a personal services corporation (or “loan-out” corporation) that is wholly owned and Controlled by Participant shall be expressly authorized hereunder so long as Participant remains the Participant hereunder, jointly and severally with such surviving corporation.

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14. Indemnification.

14.1. Participant hereby agrees to indemnify and hold harmless Vestible, its parents, subsidiaries, Affiliates, assigns, successors, and each of their respective officers, directors, agents, representatives and employees (collectively, “Vestible Indemnified Party(ies)”), from and against any and all liabilities, actions, claims, suits, proceedings or investigations of government, quasi-government or administrative agencies, liens, judgments, demands, losses, costs, expenses and damages, including reasonable attorneys’ fees and costs and any and all damages of any kind and nature whatsoever (a “Claim”), arising out of or relating to any breach by Participant, directly or indirectly through any other Person, of any of the terms, covenants, conditions, representations or warranties contained in this Agreement.

14.2. Vestible hereby agrees to indemnify and hold harmless Participant and its Affiliates, heirs, assigns, successors, and each of their respective officers, directors, members, managers, agents, representatives and employees, as applicable, (collectively, “Participant Indemnified Party(ies)”), from and against any and all Claims by any third party (including any and all Claims brought by any holder of the Offering, Series, or group of class thereof) arising out of or relating to Participant being a party to this Agreement (except those arising out of or relating to any material breach by Participant, directly or indirectly through any other Person, of any of the terms, covenants, conditions, representations or warranties contained in this Agreement), including any and all Claims arising out of or relating to (a) any breach by Vestible of any of the terms, covenants, conditions, representations or warranties contained in this Agreement, (b) any violation of any law by Vestible, including any securities laws or any rules or regulations promulgated thereunder, or (c) the Offering, the Series, or the Offering Statement.

14.3. A Vestible Indemnified Party or Participant Indemnified Party, as applicable (the “Indemnified Party”), shall promptly deliver a written notice to the Party from whom indemnification is sought (the “Indemnifying Party”), providing notice (a “Claim Notice”) of any Claim asserted or filed by a third party (a “Third-Party Action”) within twenty (20) days (or such shorter period as reasonably necessary to permit timely response to such Claim) after receipt by the Indemnified Party of notice of such Third-Party Action. Delay or failure to notify the Indemnitor in accordance with this Section 14.3 will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent the defense of such Claim is materially prejudiced by the Indemnified Party’s delay or failure to give such Claim Notice. Such Claim Notice shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third-Party Action and the amount of the claimed damages. Within twenty (20) days after delivery of such Claim Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third-Party Action with counsel selected by the Indemnifying Party, subject to the Indemnified Party’s approval, which shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party does not so assume control of the defense of a Third-Party Action, the Indemnified Party shall have the right to control such defense at its own expense. The non-controlling party may participate in such defense at its own expense. In Third-Party Actions in which the Indemnifying Party is controlling the defense, the Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third-Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided, that such consent shall not be required if such settlement or judgment (i) fully releases both the Indemnified Party and the Indemnifying Party and (ii) involves only the payment of money damages that are covered in full by the indemnity obligations of the Indemnifying Party hereunder. In Third-Party Actions in which the Indemnified Party is controlling the defense, the Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

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15. Disclaimer of Warranties.

15.1. Except as expressly provided in this Agreement and to the maximum extent permitted by law, neither Party makes any representation or warranty of any kind, whether implied, statutory, or otherwise and disclaims, without limitation, implied warranties of merchantability, fitness for a particular use, and non-infringement. Each Party acknowledges that it does not rely and has not relied upon any representation or statement made by the other Party or any of its representatives relating to the subject matter of this Agreement except as expressly set forth herein.

15.2. In addition to, and without limiting the effect of, Section 15.1 of these Terms and Conditions, Participant expressly acknowledges and agrees that Vestible makes no representation or warranty regarding the results of the Offering, including the amount of Gross Proceeds to be collected or otherwise (or the amount of the Additional Fee).

16. Agents.

16.1. Subject to the agreed upon distribution of the Escrow Holdback, Vestible shall not be liable for any claims or demands for commissions or otherwise of any agent of Participant and Participant hereby agrees to indemnify and hold harmless Vestible, its Affiliates, advertisers, employees and all holders of the Series harmless against any liabilities, damages or expenses (including reasonable attorneys’ fees) incurred by them as a result of any such claims or demands.

17. General Terms.

17.1. Entire Agreement; Amendments. The Agreement (including all exhibits thereto, including these Terms and Conditions) contains the complete, final, exclusive and binding statement of all of the agreements between the Parties with respect to the subject matter thereof and hereof, and supersedes all existing agreements, contracts, understandings, negotiations, offers, proposals, communications, correspondence, discussions, or commitments between the Parties, whether oral or written, express or implied, concerning the same subject matter. This Agreement cannot be amended or modified, or any provisions or obligations waived or changed except by a writing executed by Vestible and Participant.

17.2. Waiver. The failure or delay of a Party to insist on strict adherence to any term of this Agreement will not be considered a waiver of, or deprive that Party of, the right thereafter to insist on strict adherence to that term or any other term of this Agreement. No waiver of any breach or default of the other Party shall be construed as a continuing waiver of the same or any other breach or default under this Agreement.

17.3. Further Actions; Attorney-in-Fact. Participant will, as applicable, at the request of Vestible, execute and deliver to Vestible all such documents as Vestible may from time to time deem reasonably necessary or desirable to effectuate assignment of, and for Vestible to receive all installment payments of, the Brand Amount and otherwise effectuate the purposes of this Agreement. If Participant fails or refuses to execute or deliver to Vestible any such document within a reasonable period of time following receipt of Vestible’s written request therefor, then Participant irrevocably appoints Vestible as Participant’s agent and attorney-in-fact to sign any such documents in Participant’s name and to make appropriate disposition of them, consistent with this Agreement; provided, that prior to exercising any rights under such power of attorney, Vestible shall notify Participant and Participant’s authorized representative in writing of its intention to do so. Participant acknowledges that Vestible’s agency and power of attorney are coupled with an interest.

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17.4. Interpretation. In the interpretation and construction of this Agreement, no term shall be construed against any Party on the basis that the Party was the drafter, and the Parties waive any common law or statutory provision that would construe an ambiguous term against the other Party as the drafter of this Agreement. Words importing the singular include the plural and vice versa, as the context requires. Whenever any of the words “include,” “includes” or “including” or the abbreviation “e.g.” is used in this Agreement (including any exhibits hereto), such shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any reference to “this Agreement,” even if such reference is contained in these Terms and Conditions, shall be a reference to the Agreement and all of the exhibits and schedules attached thereto. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. The captions and headings in this Agreement are inserted for convenience of the Parties only, do not constitute a part of this Agreement and will not be deemed to govern, limit, modify or in any other manner affect the scope, meaning, intent or interpretation of the provisions hereof or have any legal effect. Any obligations or rights of any of the Parties contained in Section 1 of the Agreement shall be valid and binding on the Parties as if it were contained in any other section of this Agreement.

17.5. Governing Law; Arbitration. The law of Delaware (exclusive of conflict or choice of law rules) shall govern, construe and enforce all of the rights and duties of the Parties arising or in any way relating to the subject matter of this Agreement. In the event of any dispute, claim or controversy arising out of or relating to this Agreement (including any claim based on contract, tort or statute) or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, (a “Dispute”), then the Parties shall engage in informal, good faith discussions and attempt to resolve the Dispute. If the Parties are unable to resolve the Dispute, then the Dispute shall be determined by confidential binding arbitration in Kansas City, MO before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. Judgment on any award pursuant to arbitration may be entered in any court of competent jurisdiction. The arbitrator shall be a retired judge with at least five years of experience presiding over disputes related to complex commercial transactions. The arbitrator shall be appointed by mutual agreement of the Parties or, if no agreement can be reached, then each Party shall appoint one JAMS arbitrator for the purpose of selecting the arbitrator to govern the Dispute, and those two arbitrators shall select the arbitrator to govern the Dispute. In any arbitration arising out of or related to this Agreement, the arbitrator shall award to the prevailing Party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing Party in connection with the arbitration. If the arbitrator determines a Party to be the prevailing Party under circumstances where the prevailing Party won on some but not all of the claims and counterclaims, the arbitrator may award the prevailing Party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing Party in connection with the arbitration. Without limiting the effect of Section 4.2(iii) of these Terms and Conditions, the Parties shall maintain the confidential nature of the arbitration proceeding and the award, except as may be necessary in connection with a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision. Notwithstanding anything herein to the contrary, either Party shall be entitled to seek to obtain any provisional remedy, including injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect that Party’s rights and interests.

17.6. Severability. Wherever possible, each provision of this Agreement (or portion thereof) will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement (or portion thereof) is held to be null, void, invalid, illegal or unenforceable in any respect under any applicable law or rule by any arbitrator or court of competent jurisdiction, then (a) such provision (or portion thereof) shall be deemed to be restated, to the extent possible, to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and if such restatement is not possible, then such provision (or portion thereof) shall be severed, and (b) the remaining provisions, terms or covenants and restrictions in this Agreement will remain in full force and effect.

17.7. No Third-Party Beneficiaries. Nothing herein, express or implied, is intended to nor shall be construed to confer upon or give to any Person, other than the Parties, any interests, rights, remedies or other benefits with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

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17.8. Independent Contractors; No Fiduciaries.

(i) The Parties mutually agree that Participant and Vestible are each acting as independent contractors, and that Participant and Vestible are not: (a) engaging in any form of employment, partnership, co-ownership or collaboration for the purpose of sharing any profits or ownership in common, or (b) acting in the capacity of joint venture participants.

(ii) Participant and Vestible each acknowledges and agrees that: (a) this Agreement, and the exercise of rights and performance of obligations hereunder, does not create any agency, advisory or fiduciary relationship between Participant and Vestible and its Affiliates; (b) Vestible is not, and at any time during the Term will not be, an agent, representative or advisor to Participant; and (c) Participant has relied on its own personal counsel and advisors with respect to legal, tax, accounting and other issues in connection with entering into and performing under this Agreement.

17.9. Limitation on Liabilities. In no event shall either Party or any of their representatives be liable under this Agreement to the other Party for any consequential, incidental, indirect, exemplary, special or punitive damages, including damages for business interruption, loss of use, revenue or profit, whether arising out of breach of contract, tort (including negligence and intentional torts), statute or otherwise, regardless of whether such damages were foreseeable and whether or not such Party was advised of the possibility of such damages. For the avoidance of doubt, in the event that any Brand Income Contract is suspended or terminated or the amount of Brand Income committed to be paid to Participant is reduced as a result of any action or omission by Participant that constitutes a breach of this Agreement, then (without limiting the effect of Section 17.10) the Brand Amount that would have been attributed to such lost or reduced Brand Income shall be considered direct damages of Vestible resulting from such breach and shall not be excluded or waived by Vestible as a result of this Section 17.9.

17.10. Cumulative Remedies. None of the rights, powers or remedies conferred upon any Party under this Agreement will be mutually exclusive. Each such right, power or remedy will be cumulative and in addition to every other right, power or remedy available to such Party, whether available at law, in equity, or otherwise.

17.11. Counterparts; Binding Agreement. This Agreement may be executed in multiple counterparts, each of which individually constitutes an original, but all of which together will constitute one single agreement between the Parties. The Parties acknowledge and agree that this Agreement shall be legally binding upon the electronic transmission, including by facsimile, DocuSign, or email delivery of a .pdf or similar file, by each Party of a signed signature page hereof to the other Party.

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Exhibit B

Form of Closing Certificate

CLOSING CERTIFICATE

DATE:

Reference is made to that certain Brand Agreement, by and among Vestible, Inc. (“Vestible”), and ____________________________ (as “Participant”), effective as of _________________ (the “Brand Agreement”). All capitalized terms used herein which are not defined herein have the meanings given to such terms in the Brand Agreement.

The undersigned, _________________________, certifies in his or her individual capacity to Vestible that he or she has carefully examined the Brand Agreement and that:

1. Participant has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied under the Brand Agreement in all material respects at or prior to the Closing; and

2. since the date of the Agreement, the undersigned has not become aware of any condition, restriction, disability or obligation (whether physical, legal or contractual) that is described in Section 5.2 of the Terms and Conditions attached as Exhibit A to the Brand Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Closing Certificate as of the date first set forth above.

By:

PARTICIPANT NAME

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Exhibit C

Form of Irrevocable Payment Instructions

IRREVOCABLE PAYMENT INSTRUCTIONS

[DATE]

[BRAND INCOME SOURCE]

[ADDRESS]

Attn: [NAME]

Re:	Payment of Amounts to Vestible, Inc. (“Vestible”)

Ladies and Gentlemen:

[INSERT PARTICIPANT NAME] (“Participant”) has entered into an agreement with Vestible pursuant to which, among other things, Participant has assigned all right, title and interest in and to an amount equal to one percent (1%) of all gross monies or other consideration of any type (the “Brand Amount”) that Participant may earn from [BRAND INCOME SOURCE] (“Payor”) pursuant to that certain Brand Agreement dated as of [DATE] (the “Agreement”).

Notwithstanding anything to the contrary contained in the Agreement or any prior instructions received by Payor, unless and until Payor receives written instructions from Vestible to the contrary, effective as of the date of this letter all Brand Amounts from any amounts payable by Payor to Participant pursuant to the Agreement shall be delivered concurrent with any payment of the remaining amounts due to Participant, by federal funds wire transfer or electronic depository transfer directly to the following bank account:

[INSERT WIRE INSTRUCTIONS]

In the event Payor receives any different instructions from Vestible with respect to the disposition of Brand Amounts, (a) Payor is hereby irrevocably authorized and directed to follow such instructions, without inquiry as to Vestible’s right or authority to give such instructions. Vestible acknowledges that any instructions from Vestible to Payor must be sent to [                              ], Attention: [                 ]; and (b) such instructions shall only provide for Brand Amounts to be sent to a single deposit account of Vestible.

Except only as expressly provided herein with respect to the applicable deposit instructions, this Irrevocable Payment Instruction cannot be changed, modified, or terminated, except by written agreement signed by Vestible, Payor and Participant.

Please acknowledge your receipt of, and agreement to, the foregoing by signing in the space provided below.

Very truly yours,

By:
[INSERT PARTICIPANT NAME]

Acknowledged and Agreed:

Vestible, Inc.	[INSERT BRAND INCOME SOURCE]

By:	By:
Name/Title:	Name/Title:
Date:	Title:

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Exhibit D
Quarterly Report

Form of report to be mutually agreed by the Parties with a spreadsheet template to be prepared and provided by Vestible in accordance therewith, which spreadsheet template shall include at least the following details:

●	detail all Brand Income earned during such quarter and provide a description of any material changes in the amount of revenue of the most recent quarter as compared to the same quarter in the previous year, including pay stubs, schedule of cash receipts;

●	detail the calculation of each Brand Amount with respect to such Brand Income;

●	any correspondence with tax authorities and tax returns (annual basis)

●	list all Brand Income Contracts entered into / terminated / amended, etc. during the quarter (and provide copies to the extent not previously provided);

●	describe details regarding any condition, restriction, disability or obligation (whether physical, legal or contractual) that is described in Section 5.2 of the Terms and Conditions attached as Exhibit A to the Agreement;

●	certification that certain publicly available facts about the Participant provided by Vestible to Participant in writing are correct and that all facts previously certified by the Participant remain correct (provided, that Vestible provides Participant with a list of all such previously certified facts); and

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Exhibit E
Spousal Consent

(only required if Participant is married at time of execution of Brand Agreement)

I, ______________________, being the spouse of _______________________ ,who is a signatory to that certain Brand Agreement dated as of ___________________ (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”; capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Agreement), in connection with a potential securities offering linked to the value of the Brand Amounts as set forth in greater detail in the Agreement. I have had the opportunity to consult with legal counsel regarding this consent and the Agreement; and I am aware that pursuant to the provisions of the Agreement, my spouse agrees to grant a percentage of my spouse’s Brand Income in the form of all right, title and interest in the Brand Amounts to Vestible, which may include community property interest I may have thereof, if any. I hereby consent to such grants of the Brand Amounts and approve of the provisions of the Agreement and any actions or performance arising therefrom, as applicable, to the extent the same affects any of my community property interest, if any. I further agree that my spouse may join in any future amendment, restatement, supplement or modification of the Agreement or any ratification of the foregoing in each case without any further consent from me.

This Spousal Consent shall be binding on the undersigned and on the undersigned’s successors, assigns, representatives, heirs and legatees.

Name:
Date:

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Exhibit F

Publicity Agreement, Ambassador Services, & Release

1. Release.

For valuable consideration received, during the Term, I, the undersigned, hereby grant to Vestible, Inc., its affiliates, nominees and licensees, and their respective successors and assigns, and those acting with its authority (hereinafter collectively referred to as “Vestible”), with respect to any photographs, film or video taken of me by or on behalf of Vestible (the “Pictures”), the unrestricted, absolute, revocable, royalty-free and worldwide right to:

(1)	Reproduce, copy, modify, improve, create derivatives in whole or in part, or otherwise use the Pictures or any part thereof in combination with or as a composite of other matter, including, but not limited to, text, data, images, photographs, illustrations, animation and graphics, video or audio segments of any nature, in any media or embodiment, now known or hereafter to become known, including, but not limited to, all formats of computer readable media (the “Work”);

(2)	Use and permit to be used my name, voice, likeness, social media handle or channel/blog name and any other attributes of me, whether in original or modified form, in connection with the Work as Vestible may choose; and

(3)	Display, perform, exhibit, distribute, transmit or broadcast the Work by any means now known or hereafter to become known, including, without limitation, on the Internet.

2. Ambassador Services.

2.1 Commercial Shoot. Performance in one (1) commercial production per year for two years of advertising anticipated to occur in 2023 or 2024 (“Anticipated Shoot Date”), consisting of one and one-half (11⁄2) days in the aggregate, as follows:

i.	One-half (1⁄2) day pre-production meeting and wardrobe fitting session; and

ii.	One (1) day of pre-production and filming.

2.2 Marketing Team. Immediately after signing, Participant will introduce Vestible to its marketing team to detail and plan the three-month Marketing Rollout for the Participant’s Offering. If no marketing team is identified, Vestible will work directly with Participant on the rollout plan.

2.3 Testimonials. Develop a list of message points with Vestible, including Participant’s belief in the mission, vision, and principles of Vestible, and belief that Vestible’s platform is the best opportunity to achieve additional offerings of Participant in the future, and similar message points.

2.4 Publicity. The Parties intend for Participant to engage in interviews with media outlets for PR purposes as arranged by Vestible from time to time in accordance with the timeline of the Offering

i.	From time to time, Vestible will request Participant to join Vestible Founders on press tours, interview circuits, documentaries, podcasts, and similar endeavors to promote the Offering. Participant and Vestible will use commercially reasonable efforts to make these requests happen since they are mutually beneficial and in the best interest of a successful Offering

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2.5 Social Media.

i.	Posts

1.	Consecutive monthly posts until the Closing (on mutually agreed upon dates), and thereafter upon mutual agreement of the Parties, across Participant’s official Twitter, Instagram, Tik Tok, and Facebook accounts (it being agreed that Participant monthly updates to each of the four (4) foregoing accounts shall count as one (1) post).

2.	In accordance with the foregoing, Vestible will be granted temporary administrative access to Participant’s Twitter, Instagram, Tik Tok, and Facebook to post the monthly posts.

3.	Posts shall be written by Vestible, but Participant shall be willing to allow reasonable parameters around messaging, including additional posts responding to reasonable post submissions.

4.	Vestible shall have the right to re-post Participant’s posts at Vestible’s sole discretion.

ii.	Ads

1.	Vestible shall have the right to create digital ads from collected assets for use on Vestible’s Facebook, Instagram, Twitter, Tik Tok, and Snapchat accounts (and those of its affiliates).

2.	When appropriate, all Marketing Materials, including posts, must clearly and conspicuously disclose Participant’s paid and/or incentivized connection with Vestible. Such disclosure must be accomplished by including hashtags “#ad” or #cofounder or alternative disclosure copy/hashtag(s) reasonably requested by Vestible.

3. Waiver

I hereby waive and release Vestible from, and shall neither sue nor bring any proceeding against any such parties for, any claim or cause of action, whether now known or unknown, for defamation, invasion of right to privacy, publicity or personality or any similar matter, or based upon or relating to the use and exploitation of the Pictures or the Work in accordance with the terms and conditions of this Agreement. I also waive any applicable moral rights in the Pictures or the Work.

I agree that there shall be no obligation to utilize the authorization granted by me hereunder. I acknowledge and agree that Vestible has no liability to me for editing of the Pictures or the Work in accordance with the terms and conditions of this Agreement or for any distortion or other effects resulting from the editing of the Pictures or the Work that I have reviewed and approved prior to posting or publication. The terms of this authorization shall commence on the date hereof and be without limitation.

PARTICIPANT:

Name:

By:

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